Exhibit 21.1
Subsidiaries of Progress Software Corporation

Jurisdiction	Name
North America
California	Savvion, Inc.
Canada	Progress Software Corporation of Canada Ltd.
Delaware	Progress Software International, LLC
Delaware	Progress Software Global Corporation
Delaware	Progress Software Denmark A/S
Delaware	Progress Software Germany GmbH
Delaware	Progress Federal Solutions, Inc.
Delaware	ShareFile, LLC

EMEA
Austria	Progress Software Gesellschaft mbH
Belgium	Progress Software NV
Bulgaria	Progress Software EAD
Bulgaria	Trident Acquisition EAD
Czech Republic	Flowmon Networks, A.S.
Denmark	Progress Software A/S
Finland	Progress Software Oy
France	Progress Software S.A.S.
Germany	Progress Software GmbH
Ireland	Progress Software Technologies Limited
Italy	Progress Software Italy S.r.l.
Netherlands	Progress Software B.V.
Norway	Progress Software A/S
Poland	Progress Software Sp. z.o o.
Spain	Progress Software S.L.U.
Sweden	Progress Software Svenska AB
Switzerland	Progress Software AG
United Kingdom	Progress Software Limited
United Kingdom	MarkLogic (UK) Limited

Latin America
Brazil	Progress Software do Brasil Ltda.
Costa Rica	Progress Software de Costa Rica SRL

Asia Pacific
Australia	Progress Software Pty. Ltd.
China	Progress (Shanghai) Software System Company Limited
Hong Kong	Progress Software Corporation Limited
India	Progress Software Development Private Limited
India	Progress Software Solutions India Private Ltd.
India	Kemp Technologies India Private Limited
Japan	Progress Software Japan KK
Singapore	Progress Software Corporation (S) Pte. Ltd.